Exhibit 2.2

Execution Version

AMENDMENT No. 1 to MERGER Agreement

This AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER, dated as of July 27, 2026 (this “Amendment”), is made by and among HeartSciences Inc., a Texas corporation (“Parent”), Cordis Acquisition, LLC, a Delaware limited liability company and a direct, wholly-owned Subsidiary of Parent (“Merger Sub”), Fortitude Mining Holdings, Inc., a Delaware corporation (“Seller”), and Fortitude Mining HoldCo, LLC, a Delaware limited liability company and a direct, wholly-owned Subsidiary of Seller (“Fortitude”, and together with Parent, Merger Sub and Seller, the “Parties”). Capitalized terms used but not specifically defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

WHEREAS, Parent, Merger Sub, Seller and Fortitude are parties to the Agreement and Plan of Merger, dated as of June 23, 2026 (the “Merger Agreement”);

WHEREAS, pursuant to Section 10.13 of the Merger Agreement, the Merger Agreement may be amended by an instrument in writing signed on behalf of each of the Parties; and

WHEREAS, the Parties desire to amend the Merger Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Effective as of the date of this Amendment, the Merger Agreement is hereby amended as follows:

(a) Exhibit A (Form of A&R LLC Agreement) to the Merger Agreement is hereby deleted in its entirety and replaced with Annex A attached hereto.

(b) Exhibit E (Form of Parent New Charter) to the Merger Agreement is hereby deleted in its entirety and replaced with Annex B attached hereto;

(c) Section 2.01(a) of the Merger Agreement shall be amended and restated in its entirety as follows:

“Conversion of Fortitude Non-Voting Units. Each Fortitude Non-Voting Unit issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a number of non-voting units of the Surviving Company (each, a “Surviving Company Non-Voting Unit” and, collectively, “Surviving Company Units”) equal to (x) (i) the Closing Parent Common Stock Shares, multiplied by (ii) the Exchange Ratio, divided by (y) the number of Fortitude Non-Voting Units issued and outstanding immediately prior to the Effective Time (collectively, the “Merger Consideration”). The Merger Consideration issued (and paid) in accordance with the terms of this Article II upon conversion of any Fortitude Non-Voting Units will be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such Fortitude Non-Voting Units.”

(d) The following shall be added as new Section 2.06 of the Merger Agreement:

“Section 2.06.  Certain Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in Parent Common Stock shall occur as a result of any reverse stock split with a record date during such period, the Merger Consideration, the Fortitude Voting Unit Contribution Consideration, the Fortitude Property Contribution Consideration, the Fortitude Property Contribution, the Exchange Ratio and the Closing Parent Common Stock VWAP shall be appropriately adjusted to eliminate the effect of such event on the Merger Consideration, the Fortitude Voting Unit Contribution Consideration, the Fortitude Property Contribution Consideration, the Fortitude Property Contribution, the Exchange Ratio or the Closing Parent Common Stock VWAP.”

2. All of the provisions of this Amendment shall be effective as of the date of this Amendment. Except as otherwise specifically amended, modified or supplemented by this Amendment, all terms of the Merger Agreement shall remain unchanged and continue in full force and effect until the expiration or earlier termination of the Merger Agreement unless the same be otherwise sooner amended. From and after the date hereof, each reference in the Merger Agreement to “this Agreement,” “hereof,” “hereunder”, “herein” or words of like import, and all references to the Merger Agreement and all agreements, instruments, documents, notes, certificates and other writings of every kind or nature that refer to the Merger Agreement will be deemed to mean the Merger Agreement as modified by this Amendment, whether or not this Amendment is expressly referenced; provided, that references in the Merger Agreement to “as of the date hereof” or “as of the date of this Agreement” or words of like import shall continue to refer to the date of June 23, 2026.

3. Article X (General Provisions) of the Merger Agreement is incorporated herein by reference and shall apply mutatis mutandis to this Amendment.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

HEARTSCIENCES INC.

By:	/s/ Andrew Simpson
Name:	Andrew Simpson
Title:	Chief Executive Officer

CORDIS ACQUISITION, LLC

By:	/s/ Andrew Simpson
Name:	Andrew Simpson
Title:	Chief Executive Officer

FORTITUDE MINING HOLDINGS, INC.

By:	/s/ Andrea Childs
Name:	Andrea Childs
Title:	Chief Executive Officer

FORTITUDE MINING HOLDCO, LLC

By:	Fortitude Mining Holdings, Inc., its sole member

By:	/s/ Andrea Childs
Name:	Andrea Childs
Title:	Chief Executive Officer